EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-41920, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403, 333-160752, 333-163637, 333-195777, and 333-228097 on Form S-8 and Registration Statement No. 333-219630 on Form S-3 of our reports dated February 8, 2019, relating to the consolidated financial statements of The Boeing Company and subsidiaries (the “Company") (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for revenue from contracts with customers) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company, for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 8, 2019